Exhibit 99.1

Consent of Director Nominee

GreenVector Holdings Limited is filing a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of class A ordinary shares of GreenVector Holdings Limited. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of GreenVector Holdings Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/Koh Herbin Puay Teck

Name:	Koh Herbin Puay Teck